Exhibit 5.1

CLIFFORD CHANCE US LLP

31 WEST 52ND STREET
NEW YORK, NY 10019-6131

TEL +1 212 878 8000
FAX +1 212 878 8375

www.cliffordchance.com

March 10, 2022

Goldman Sachs Asset Management, L.P.

200 West Street

New York, NY 10282

Re:	Goldman Sachs Physical Gold ETF

Ladies and Gentlemen:

We have acted as counsel to Goldman Sachs Asset Management, L.P., a Delaware limited partnership, in its capacity as the sponsor (in such capacity, the “Sponsor”) of Goldman Sachs Physical Gold ETF (the “Trust”) in connection with the preparation and filing on the date hereof with the United States Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), for the continuous offering of shares representing fractional undivided beneficial interests in the net assets of the Trust (the “Shares”).

In connection with the preparation of this opinion, we have examined copies of the following documents:

1.

The First Amended and Restated Depositary Trust Agreement (the “Trust Agreement”), dated as of December 11, 2020, between the Sponsor and The Bank of New York Mellon, a New York banking corporation, as trustee (in such capacity, the “Trustee”).

2.	The Allocated Gold Account Agreement, dated December 11, 2020, by and among the Trustee, the Sponsor and JPMorgan Chase Bank N.A., London branch, as custodian (in such capacity, the “Custodian”).

3.	The Unallocated Gold Account Agreement, dated December 11, 2020, by and among the Trustee, the Sponsor and the Custodian.

4.	The Registration Statement.

5.	Such other records or documents as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

In such examination, we have assumed the following: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; and (iii) the accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

CLIFFORD CHANCE US LLP

In rendering the opinion contained herein, we have relied with respect to certain factual matters solely upon the representations, certifications and other information contained in the documents listed in the second paragraph of this letter. We have not made or undertaken to make any independent investigation to establish or verify the accuracy or completeness of such factual representations, certifications and other information.

We express no opinion as to matters of law in any jurisdiction other than the State of New York.

Except as otherwise expressly set forth in this letter, our opinions are based solely upon the law and the facts as they exist on the date hereof and we undertake no, and disclaim any, obligation to advise you of any subsequent change in law or facts or circumstances which might affect any matter or opinion set forth herein.

Based on the foregoing and subject to the qualifications set forth in this letter, we are of the opinion that the Shares, when issued in accordance with the terms of the Trust Agreement, including the receipt by the Custodian, on behalf of the Trust, of the consideration required for the issuance of the Shares, will be legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name where it appears in the Registration Statement. In giving this consent, we do not concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Clifford Chance US LLP